Subsidiary: Trustco Bank	Robert J. McCormick
President and
Chief Executive Officer

January 2011

Dear Fellow Shareholder:

I am writing to provide you with an update on our Company’s Dividend Reinvestment Plan and our recent appointment of Registrar and Transfer Company as our stock transfer agent.  Several years ago we outsourced our stock transfer activities as regulatory changes were resulting in ever growing levels of expertise needed to meet those changes.  We believe that specialized providers are best able to meet those requirements and provide all of our shareholders with the best possible level of service.  Registrar and Transfer Company has been in existence for well over 100 years, and has a particular expertise in providing transfer services for banks.  We are encouraged by early reports indicating that Registrar and Transfer has been responsive to inquiries, and we hope you have a similar experience.

You will also find enclosed an updated Dividend Reinvestment Plan Prospectus.  Your participation in this plan provides a convenient and cost effective way to acquire additional shares and ease record keeping.  Questions regarding this prospectus, any other aspect of the Plan or any other matters regarding stock transfer, may be addressed to our transfer agent by phone, mail, or online as follows:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone:  1-800-368-5948
E-mail: info@rtco.com
Internet address: www.rtco.com/trustco

We are committed to maintaining a high level of service to you, our shareholders.  We appreciate your support and will continue building a company we can all be proud of.  I hope you enjoyed the holiday season and have a wonderful new year.

Sincerely,

Robert J. McCormick
President and Chief Executive Officer

We have filed a registration statement (including the enclosed prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents we have filed with the SEC for more complete information about the Company and the offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we will send you the prospectus if you request it by calling toll-free (800)-670-4110.